Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of KIT digital, Inc. on Form S-1, pertaining to the registration of equity securities on May 8, 2008, in this Registration Statement of our reports dated March 27, 2008 and March 26, 2007, relating to the consolidated financial statements of KIT digital, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2007, and to the reference to our Firm under the caption “Experts” in the Prospectus. The reports contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Moore Stephens, P.C.

Moore Stephens, P.C.
New York, New York
July 18, 2008